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                                                               EXHIBIT 10.11 (b)

                       UNION PACIFIC RESOURCES GROUP INC.
                  EXECUTIVE LIFE INSURANCE PROGRAM MODIFICATION


The Executive Life Insurance Program (ELIP) originally provided for an executive to have a death benefit of one half of his or her final salary at age 62. If an executive retired prior to age 62, the Company provided a cash bonus in order to cover the policy premiums until age 62. The provisions of the ELIP were modified for executives who retire prior to the age of 62. As a result of this modification, executives who retire prior to the age of 62 will be responsible for the policy premiums, not the Company. This change was effective January 1, 2000. The executive will retain ownership of the policy after retirement and may keep the policy in force, modify it or terminate it. Premiums that may be required after January 1, 2000 to keep the policy in force will be the responsibility of the executive.